This Amendment, effective on the original Document Date, between CENTURY LIFE OF AMERICA (referred to as Ceding Company; Reinsured; you, your), and GENERAL AMERICAN LIFE INSURANCE COMPANY (referred to as General American; Reinsurer; we, us, our) hereby amends and becomes a part of the following Reinsurance Agreement(s).

DOC. NO.      EFFECTIVE DATE        DESCRIPTION

843           01-SEP-91             FACULTATIVE AGREEMENT (BUSINESS TERM)
844           01-SEP-91             FACULTATIVE AGREEMENT (PERMANENT)

1.     This amendment provides that:

       A. The reinsurance agreement shall constitute the entire agreement between the parties with respect to the business being reinsured thereunder and that there are no understandings between the parties other than as expressed in the agreement; and

       B. Any change or modification to the agreement shall be null and void unless made by amendment to the agreement and signed by both parties.

2. This Amendment does not alter, amend or modify the Reinsurance Agreement other than as stated in this Amendment. It is subject to all of the terms and conditions of the Reinsurance Agreement together with all Amendments and Addendums.

Executed in duplicate by GENERAL AMERICAN LIFE INSURANCE COMPANY at St. Louis, Missouri, on March 22, 1993.

By: /s/ A. Greig Woodring
    ---------------------

Title: Executive Vice President

Executed in duplicate by CENTURY LIFE OF AMERICA

By: /s/ Robert M. Buckingham                   By: /s/ Barbara L. Hanson
    ---------------------------                    ---------------------

Title: V.P. - Valuation Actuary                Title: Secretary
      -------------------------                       ---------------------

Date:  6/29/93
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